FOR IMMEDIATE RELEASE                                                                Exhibit 99.1

Media Contact:
Tammy Nystuen
(763) 551-7496
tamara.nystuen@selectcomfort.com

SELECT COMFORT CORPORATION
APPOINTS ERNIE PARK AS SVP AND CIO

MINNEAPOLIS - (May 19, 2006) - Select Comfort Corporation (NASDAQ:SCSS), the nation's leading bed retailer and creator of the Sleep Number®bed, today announced the appointment of Ernie Park as Senior Vice President and Chief Information Officer, effective May 30.

Park joins Select Comfort from Maytag Corporation, where he served as Corporate Senior Vice President and Chief Information Officer. At Maytag, he led the transformation and realignment of the IT function, implementing LeanSigma (a combination of lean manufacturing and Six Sigma) and other strategic initiatives to leverage best practices, increase efficiencies and standardize technologies and tools to turn IT into a highly responsive business function at Maytag.

Prior to Maytag, Park served as Vice President and CIO of Global Business Services for Honeywell International, Inc., where he had primary responsibility for the company’s global shared service information technology business, supporting computing, network and corporate application services. He also has held various IT leadership positions at Avnet, Inc., including Corporate Vice President of Technology Services.

Park earned his MBA from the University of California, Los Angeles (UCLA), where he also received his undergraduate degree in mathematics and computer science.

- more -

“Information systems are an important foundation for building a great company,”said Bill McLaughlin, Chairman and CEO, Select Comfort. “Though we've made important progress with our systems over the past years, a personal priority this year was to identify and attract a leader with large-scale systems experience, who has developed strong teams and partnerships, and delivered solutions to support growth, innovation and customer relationships around the world. We are excited to have Ernie join our team."

Park replaces former CIO Mike Thyken, who was recently appointed Vice President, Process Development. In this capacity, Thyken will provide process design and expansion support for the company’s International and New Channel Development team.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

(1) Top 25 Bedding Retailers, Furniture Today, May 23, 2005.

# # #